AMENDED AND RESTATED VOLUNTARY REIMBURSEMENT ARRANGEMENT

THIS AGREEMENT is made and entered into this 31st day of December 2007, by and between STATE FARM MUTUAL FUND TRUST, a Delaware business trust (the “Trust”), and STATE FARM INVESTMENT MANAGEMENT CORP., a Delaware corporation (the “Adviser”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (the “Shares”) registered under the Securities Act of 1933, pursuant to a registration statement initially filed with the Securities and Exchange Commission;

WHEREAS, the Trust has established separate series of Shares, each corresponding to a separate investment portfolio having its own investment objective, and may establish additional series of Shares in the future (such existing and future series are collectively referred to herein as the “Funds”);

WHEREAS, the Trust has established separate classes of Shares, each with different arrangements for distribution and/or shareholder servicing;

NOW, THEREFORE, in consideration of their mutual promises, the Trust and the Adviser agree as follows:

1. The Adviser shall reimburse expenses incurred by the R-1, R-2 and R-3 classes of Shares (“R-Class Shares”) of the Funds as follows:

A. For the Equity and Bond Series of the Trust, all operating expenses incurred by that Fund, except (i) the fund’s pro-rata share of expenses incurred as a result of investing its assets in Shares of the Equity Fund and in Shares of the Bond Fund, each a series of the Trust, (ii) 12b-1 fees paid by the Equity and Bond Fund, or (iii) shareholder servicing fees paid by the Equity and Bond Fund.

B. For all other Funds of the Trust, if, and to the extent, “other expenses” incurred by the Fund, exceed the following expense reimbursement threshold:

Fund	Expense Reimbursement Threshold
Equity Fund	0.10%
Small Cap Equity Fund	0.10%
International Equity Fund	0.20%
S&P 500 Index Fund	0.10%

Small Cap Index Fund	0.10%
International Index Fund	0.15%
Bond Fund	0.10%
Tax Advantaged Bond Fund	0.10%
Money Market Fund	0.10%
LifePath Income Fund	0.10%
LifePath 2010 Fund	0.10%
LifePath 2020 Fund	0.10%
LifePath 2030 Fund	0.10%
LifePath 2040 Fund	0.10%
LifePath 2050 Fund	0.10%

For purposes of this paragraph, other expenses incurred by a Fund include all expenses incurred by the Fund other than:

i)	the investment advisory and management services fees charged by Adviser,

ii)	with respect to those Funds that invest their assets into a series of Master Investment Portfolio, the management and administrative fees charged by the investment adviser to the Master Portfolio,

iii)	acquired fund fees and expenses, as computed in the fee tables of the Trust’s prospectuses,

iv)	12b-1 distribution fees, and

v)	shareholder servicing fees charged to the Fund.

2. Effective May 1, 2008, the Adviser shall reimburse a Fund, if, and to the extent, the total net operating expenses of the Fund, excluding acquired fund fees and expenses as computed in the fee tables of the Trust’s prospectuses, exceed the following percentages of the average daily net assets, as determined pursuant to the Trust’s Registration Statement and Declaration of Trust:

Fund	Expense Reimbursement Threshold
	Class A	Legacy Class A	Class B	Legacy Class B	Institutional
Equity Fund	1.20%	1.20%	1.90%	1.60%	0.95%
Small Cap Equity Fund	1.40%	1.40%	2.10%	1.80%	1.15%

International Equity Fund	1.50%	1.50%	2.20%	1.90%	1.25%
S&P 500 Index Fund	0.80%	0.80%	1.50%	1.20%	0.55%
Small Cap Index Fund	0.95%	0.95%	1.65%	1.35%	0.70%
International Index Fund	1.15%	1.15%	1.85%	1.55%	0.90%
Equity and Bond Fund	0.25%	0.25%	0.95%	0.65%	0.00%
Bond Fund	0.70%	0.70%	1.10%	1.10%	0.45%
Tax Advantaged Bond Fund	0.70%	0.70%	1.10%	1.10%	n/a
Money Market Fund	0.60%	0.60%	1.00%	1.00%	0.45%
LifePath Income Fund	1.30%	1.30%	2.00%	1.70%	1.05%
Lifepath 2010 Fund	1.30%	1.30%	2.00%	1.70%	1.05%
LifePath 2020 Fund	1.30%	1.30%	2.00%	1.70%	1.05%
LifePath 2030 Fund	1.30%	1.30%	2.00%	1.70%	1.05%
LifePath 2040 Fund	1.30%	1.30%	2.00%	1.70%	1.05%
LifePath 2050 Fund	1.30%	n/a	n/a	n/a	n/a

3. For purposes of this expense reimbursement arrangement and so long as such Fund shall invest its assets into a series of Master Investment Portfolio, total net operating expenses for the State Farm S&P 500 Index Fund, State Farm LifePath Income Fund, State Farm LifePath 2010 Fund, State Farm LifePath 2020 Fund, State Farm LifePath 2030 Fund, State Farm LifePath 2040 Fund and the State Farm LifePath 2050 Fund shall include the management fees, co-administration fees, and other operating expenses imposed upon interestholders in the series of Master Investment Portfolio in which such Funds invest.

4. This reimbursement arrangement is voluntary and may be eliminated by the Adviser at any time.

5. All parties hereto are expressly put on notice of the Trust’s Agreement and Declaration of Trust and By-laws and all amendments thereto, and the limitation of officer and trustee liability contained therein. This Agreement has been executed by and on behalf of the Trust by its representatives as such representatives and not individually, and the obligations of the Trust hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually, but are binding upon only the assets and property of each respective Fund.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

STATE FARM INVESTMENT MANAGEMENT CORP.

By:	/s/ Edward B. Rust, Jr.
Name:	Edward B. Rust, Jr.

Title:	President

STATE FARM MUTUAL FUND TRUST

By:	/s/ Michael L. Tipsord
Name:	Michael L. Tipsord
Title:	Senior Vice President and Treasurer

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